Letter to the Stockholders

Dear Fellow Investors:

The performance of your company over the past year has shown many positive results, a number of challenges, and some areas of continued disappointment. Two of our businesses continue to show improvement, but the continued substandard performance of one business dramatically hurt the overall performance of Ajay Sports during the past year.

On the positive side, overall sales eclipsed the $30 million mark for the first time in the company's history, reaching $30,300,000 for the year ended December 31, 1997. This was a 25% increase over the sales of the prior year and is nearly two and half times the sales of just three years ago. This result was accomplished by a continued focused on new product development, the desire to increase distribution through existing retailers, and the addition of new retailers.

This was especially true in the case of our mass-market golf business, Ajay Leisure Products, and in our casual furniture business, Leisure Life. These subsidiaries continued to show significant improvement in sales, and, in the case of Ajay Leisure, a dramatic gain in operating profit. Offsetting these results was the disappointing performance of our off-course golf business, Palm Springs Golf. Sales were little changed in this business and the operation lost nearly $3 million in the past year. Overall, including some one-time charges related to Palm Springs Golf, the company reported a net loss of $3.5 million for the year.

This bottom-line performance was not acceptable. Part of this problem will be solved by not having the extraordinary charges with which we had to deal this year, and we are working diligently to fix the causes of the operating problems that, when solved, will help to turn around the financial performance of the company.

As I mentioned before, the performance of our principal subsidiary, Ajay Leisure Products, continued to show solid improvement. Sales increased 25% to $21.6 million and operating profit increased 250% to $915,000 for the year. There were a number of factors that contributed to this performance:

-the market was demanding larger bags with more features, and Ajay responded with a number of new designs at higher price points. Many customers told us that the golf bag line we presented to them was the strongest we have ever had, and very competitive in the marketplace

-the area of licensed products continued to grow, witnessed by the exceptional popularity of National Football League head covers and a similar product licensed from a number of major colleges and universities in the United States. This is an area that we expect to continue to expand in 1998

-we were able to produce a hand-pulled golf cart in the United States with a number of attractive features and at a cost that was extremely competitive with foreign imports

-inventories were reduced by over $1 million and inventory turnover was increased through the consolidation of five product lines into two principal product groups

- production lines were overhauled to improve manufacturing efficiency

The golf bag product line is one in which the company has made significant improvements over the past few years. It is clear from the results obtained in 1997 that our strategy - to deliver the style and features of the best-known bag manufacturers at a better value to our customers -- is working.

Many of our higher priced bags involve a far greater amount of time in sewing due to the added features that are required. To ensure that we could compete, a major accomplishment during 1997 was a strategic manufacturing alliance with a mainland Chinese company. Combined with Ajay's own capabilities in Mexico and Wisconsin, this allowed us to be able to deliver higher price point bags that our customers were demanding, and do so at a very competitive price.

The results at Ajay Leisure Products and our other subsidiaries were accomplished despite significant cash shortages throughout the year. This caused the company to incur higher costs to ship supplies and finished product by air freight, decreased our ability to purchase components and supplies at the best prices and terms, and resulted in inefficiencies in our manufacturing operation from having to stop and restart production when shortages occurred. This was especially true in the first half of the year, prior to the completion of a new credit facility that made additional capital available to operate our business. Despite the 250% gain in operating profit, there were still a number of costs that Ajay Leisure Products incurred that, had they not been there, would have resulted in even greater gains in operating profit.

As previously mentioned, there have been a number of opportunities on which we have just begun to capitalize in this business. The first of these is licensed products, and we are looking to expand this category through licensing arrangements with sports and non-sports entities. We will also look to sell these products in distribution channels other than those in which we have historically sold our products. In addition, the number of children who are taking up the game of golf has increased dramatically, due in large part to the popularity of the rising young stars of the PGA Tour. Ajay Leisure designed a junior products line that has been very well received and which we expect to grow in sales in the coming years. We also expect to introduce a new look in golf carts that will be rolled out later in 1998, and we will continue to focus on higher price point bags this year and in the future.

Our Leisure Life subsidiary continued its impressive increase in sales during 1997. Sales grew to $4.4 million, a 63% increase compared to the prior year. Despite the sales gain, Leisure Life recorded a $186,000 operating loss during the year, which was a slight improvement over 1996. We believe much of this operating loss can be attributed to "growing pains" experienced in this relatively new business as well as development costs related to the new line of indoor shelving.

We decided that if Leisure Life were to grow and be a valuable business to Ajay Sports over the long term, it would have to follow a two-part strategy. First, the company would have to expand and improve its product line. Second, it would have to dramatically increase its access to the distribution channels in which its products were most likely to be sold. We were successful in both of these areas, but in our desire to fill the product pipeline to the stores to which we were selling, quality issues arose that had to be addressed. Through the hiring of a Quality Control Manager, totally redesigned owner's instruction manuals, new manufacturing processes and new equipment, we believe we have addressed the quality problem that caused unexpected expenditures during the year.

On the positive side, the number of storefronts that sell Leisure Life products increased 40% to nearly 3,000 by the end of 1997. We are now selling our products in 16 countries around the world, and exports now account for nearly 20% of Leisure Life's sales. This is a testament to the type of products that are being produced at our factory in Tennessee -- ones with simple (and sometimes patentable) designs, made of durable materials, with unique features that deliver a very functional piece of furniture and a great value for the customer's money.

We are now expanding our Leisure Life product line to include new categories. These include the shelving product and an exciting new product line that Leisure Life will be selling in the United States. We will be working with Jobek Gmbh in Germany to represent their line of hammocks in the United States, while Jobek will sell Leisure Life products through their distribution channels in Europe. This is an excellent opportunity to add a quality product line to that of Leisure Life while gaining exposure in the European market in a very cost-effective manner.

During 1998, we expect that the financial problems in Asia will have some impact on the sales of Leisure Life products in that market. We had made significant sales inroads in South Korea, but it appears that this problem may cause our progress in Korea to temporarily slow down. To offset this, we have opened distribution in Australia and Chile and are attempting to do the same in Brazil and Argentina.

To improve the acceptance of our indoor shelving product, we will be evaluating every element of the supply chain to determine how we can become more cost competitive. We are also targeting the porch furniture market, for which we have not had products up to this point. The high quality pressure treated wood used in outdoor furniture is not required for this market. As such, we are looking to select different types of raw materials that are less expensive and allow us to deliver a high quality product at a significantly reduced cost. In addition, we have redesigned our patented height adjustment system for a new porch swing product, and we will offer stained finishes on these products in the near future.

Our biggest challenge of 1997 was to deal with the continuing problems at our Palm Springs Golf operation. Sales were flat at $4.3 million for the year, as compared to the prior year, and this subsidiary recorded an operating loss of $2.1 million and a net loss of $2.8 million. The challenge we faced was from a golf club market that was undergoing radical change, even from what it was just two or three years ago. The market has become dominated by five large and well financed companies who are spending significant amounts of money on product development and marketing, and they have set the tempo for the rest of the club market. As a result, product life cycles in clubs that used to be five to seven years are now one year or less. This product change created inventory difficulties that we were unable to effectively manage.

As a result, we made a strategic decision in late 1997 to scale back our involvement in the golf club business and close our manufacturing and distribution operation in Palm Springs. This was done to attempt to deal with the excessive overhead that we had in this operation by consolidating it into our Delavan, Wisconsin manufacturing facility. This move will reduce operating costs, allow us to gain better control over inventory and accounts receivable, and improve customer service. It is an important step in the right direction. As part of the decision, we will focus on four areas where we believe we have a competitive advantage in the marketplace -- golf bags, pull carts, gloves and accessories.

In 1998, we believe the key to turning around this business is the same as we have done with our other two subsidiaries -- focus on new product development, refine manufacturing, and expand distribution. We are in the process of finalizing designs on two new bags that we believe will have patentable characteristics and which we expect to introduce in the fourth quarter of 1998. In addition, at Palm Springs Golf we have changed from a singular focus on in-house sales representatives and moved to the recruiting and hiring of outside sales reps. These people will cover high margin accounts that could not be previously handled by our in-house reps on a cost-effective basis. In addition, we have begun to examine a selling system that would utilize the Internet and World Wide Web to market and distribute the products of Palm Springs Golf.

In summary, we believe we are going in the right direction in fine tuning the two operations that are performing well, and that we are taking the necessary actions to improve the one that is not. Financing the business is a key part of this, and we continue to examine alternatives that will provide financing resources required to fuel the continuation of the significant sales growth we have seen over the past three years.

We believe the basic elements of our strategy are sound. They include the development of new products, the need to continually take costs out of our operations, the development of strategic supplier resources, and the need to expand our customer base. We continue to work diligently in all four of these areas. In the end, customers want value and we believe that if we have the right cost structure and value for the customer's money, we can be successful in this business in the future. We appreciate your continued support of our efforts.



Thomas W. Itin                            Clarence H. Yahn

                            CORPORATE INFORMATION

Board of Directors
------------------
Thomas W. Itin                              Anthony B. Cashen
Chairman of the Board, President and        Senior Partner
Chief Executive Officer                     Lamalie Amrop International
                                            New York, NY

Clarence H. Yahn                            Robert R. Hebard
Chief Operating Officer                     President
                                            Enercorp, Inc.
                                            West Bloomfield, MI
Robert D. Newman
Vice President and General Manager
Leisure Life, Inc.

Executive Officers
Thomas W. Itin                              Duane R. Stiverson
Chairman of the Board, President and        Chief Financial Officer
Chief Executive Officer
                                            Robert R. Hebard
Clarence H. Yahn                            Corporate Secretary
Chief Operating Officer

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Corporate Office                            Administrative Office
----------------                            ---------------------
1501 E. Wisconsin Street                    7001 Orchard Lake Road, Suite 424
Delavan, WI 53115                           West Bloomfield, MI 48322
(414) 728 5521                              (248) 851 5651
(414) 728 8119-fax                          (248) 851 9080-fax

Transfer Agent                              Auditors
--------------                              --------
American Securities Transfer & Trust, Inc.  Hirsch & Silberstein, P.C.
1825 Lawrence Street, Suite 444             31731 Northwestern Hwy., Suite 156W
Denver, CO 80202                            Farmington Hills, MI 48334

Common Stock Information
------------------------

The Company's securities trade on the Nasdaq SmallCap Market or other OTC markets under the following symbols: Common: AJAY Warrants: AJAYW Preferred:
AJAYP Units: AJAYU

Annual Meeting
--------------
The Annual Meeting of the Stockholders of Ajay Sports, Inc. will take place at the Company's Corporate Office in Delavan, WI on Friday, May 29, 1998 at 11:00am CDT.